ITEM 77Q1.  EXHIBITS

Federated Core Trust

Amendment No. 6
to the Declaration of Trust
dated August 21, 1996


This Declaration of Trust is amended as follows:


Strike Section 5 of Article
III and replace it with the following:

	Section 5.  Establishment and
Designation of Series.  Without
limiting the authority of
the Trustees set forth in Article XIII,
Section 7, inter alia, to establish and
designate any
additional Series or to modify the rights and preferences of any existing Series, the Series shall be, and are established and designated as,

High-Yield Bond Portfolio
Federated Mortgage Core Portfolio
Federated Inflation-Protected
Securities Core Fund
Federated Enhanced Duration
Active Cash Core Fund

		The undersigned hereby certify
that the above Amendment is a true and correct
Amendment to the Declaration of Trust, as adopted by the Board of Trustees at a meeting on the 16th day of May, 2008.


WITNESS the due execution hereof
this 16th day of May, 2008.


/s/ John F. Donahue		/s/ J. Christopher Donahue
John F. Donahue		J. Christopher Donahue

/s/ Thomas G. Bigley		/s/ John E. Murray, Jr.
Thomas G. Bigley		John E. Murray, Jr.

/s/ John T. Conroy, Jr.		/s/ R. James Nicholson
John T. Conroy, Jr.		R. James Nicholson

/s/ Nicholas P. Constantakis		/s/ Thomas M. O'Neill
Nicholas P. Constantakis		Thomas M. O'Neill

/s/ John F. Cunningham		/s/ Marjorie P. Smuts
John F. Cunningham		Marjorie P. Smuts

/s/ Peter E. Madden		/s/ John S. Walsh
Peter E. Madden		John S. Walsh

/s/ Charles F. Mansfield, Jr.		/s/ James F. Will
Charles F. Mansfield, Jr.		James F. Will

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		PGHLIB-2356265.1-TLKERR 8/28/08 9:30 AM